Filed pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-18489


                      Supplement to Prospectus Dated April 8, 1997 of
                                 NEXAR TECHNOLOGIES, INC.
                                      (the "Company")
                        Preliminary Unaudited Financial Information
                               for the First Quarter of 1997

             The preliminary selected unaudited financial information of the Company presented below is derived from (a) the preliminary unaudited operating results of the Company for the quarter ended March 31, 1997 and
    (b) the unaudited operating results of the Company for the quarter ended March 31, 1996. The financial information set forth below should be read in conjunction with the audited consolidated financial statements, related notes, other financial information and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company appearing in the Company's Prospectus dated April 8, 1997. In the opinion of management of the Company, the following financial information has been prepared on the same basis as the audited consolidated financial statements of the Company and contains all necessary adjustments (consisting of normal recurring adjustments) to present fairly the financial information for the periods presented. In view of the Company's recent growth and other factors, the Company believes that quarter to quarter comparisons are not necessarily meaningful and should not be relied upon as an indication of future performance.


                                           Three Months Ended
                                March 31, 1997           March 31, 1996

    Consolidated Statements of
      Operations:

    Net revenues..............   $8,824,758                $  117,468
    Cost of revenues..........    8,136,290                   116,388
    Gross profit..............      688,468                     1,080
    Total operating expenses..    2,778,959                   836,229
    Net loss .................  $(2,090,491)                $(835,149)
    Pro forma net loss per
      common and common
      equivalent share
      outstanding (1):                   $(.25)                    $(.10)

    ___________

    (1) Computed on the basis described in Note 3(b) of Notes to Consolidated Financial Statements of the Company included in its Prospectus dated April 8, 1997.

                  This Supplement is dated April 24, 1997